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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE - JULY 19, 2001


CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6809
                  www.nsgrouponline.com
                  ---------------------


                  NS GROUP ANNOUNCES RECORD QUARTERLY EARNINGS

                COMPANY REPORTS $0.41 EPS FOR SECOND QUARTER 2001

(NEWPORT, KENTUCKY - July 19, 2001) NS Group announced record quarterly earnings of $0.41 per diluted share for the quarter ended June 30, 2001. Net sales for the June 2001 quarter were $102.7 million, a 25 percent increase from the March 2001 quarter. Operating income for the quarter was $10.0 million compared to $2.4 million, before restructuring charges, in the first quarter of 2001. Income from continuing operations for the quarter was $8.9 million, or a record $0.41 per diluted share, compared to $1.7 million, or $0.08 per diluted share, before restructuring charges, in the first quarter of 2001.

Net sales for the six-month period ended June 30, 2001 were $184.8 million, compared to $186.9 million for the six months ended June 30, 2000. Operating income for the first six months of 2001 was $12.4 million, before restructuring charges, compared to an operating loss of $10.5 million for the comparable prior year period. The company reported net income, before restructuring charges, of $10.7 million, or $0.49 per diluted share, compared to a net loss of $12.3 million, or a $0.57 loss per diluted share, in the prior year period.

EBITDA (earnings from continuing operations before extraordinary items, net interest expense, taxes, depreciation and amortization and restructuring charges) was $13.1 million in the second quarter of 2001 compared to $8.9 million in the first quarter of 2001. EBITDA was $22.0 million for the first six months of 2001 compared to $4.0 million in the first six months of 2000.

President and Chief Executive Officer, Rene J. Robichaud, stated, "We are very pleased with the company's solid performance and record earnings of $0.41 per share for the second quarter. Demand for our energy products was good during the quarter as drilling for natural gas and oil rose almost 9 percent compared to the March quarter to an average 1,239 rigs in operation. As a result, total shipments of our energy products increased 28 percent and we achieved record quarterly shipments of our seamless energy products. In addition, our results were positively impacted by i) cost savings associated with our decision to purchase rather than make hot rolled coils for our welded tubular operations and
ii) reduced losses stemming from exiting the SBQ business. I congratulate all our employees for their terrific efforts and achievements immediately following our difficult company restructuring."
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The company estimates that it has achieved, on an annualized basis, over 90 percent of the expected annual costs savings of $16 to $18 million.

Robichaud said, "Even though our shipping volumes and average selling prices are good, they remain below the peak levels achieved in 1997-98. In addition, imports of OCTG products continued to account for approximately 30 percent of domestic shipments. This level is nearly twice the average market share garnered by imports over the last 10 years. We are hopeful that the International Trade Commission Section 201 investigation, requested by President Bush, will curb unfair surges of OCTG imports. Further, international drilling continues to be strong suggesting that more foreign OCTG supply can be absorbed outside North America."

Robichaud continued, "There is currently a lot of discussion in the marketplace concerning the outlook for OCTG products. Natural gas prices, although healthy by historical measures, are significantly below recent peak levels. Current pricing for natural gas has been affected by the slowdown in the economy, milder weather and fuel switching, which has resulted in strong injection rates into natural gas storage. While these factors, and others, will ultimately dictate whether drilling activity may or may not soften in the near term, we are taking a more cautious view. We are assuming that rig activity will soften some. Regardless, given the uncertainty in the near term, our customers have indicated that they will seek to slightly reduce inventories in the next 90 days. Based on these factors, we are adjusting our expected earnings for the September 2001 quarter to be in the area of $0.25 per diluted share and for the full year 2001 to be in the area of $0.94, before restructuring charges."

Robichaud concluded, "The U.S. and global economies are expected to rebound later this year. This means greater consumption of energy and a healthy outlook for OCTG consumption in 2002. Also, the laws of supply and demand cut both ways. Now that the price of natural gas is lower, we expect consumption and prices to increase again which bodes well for drilling next year. This should result in increasing OCTG consumption and replenishment of OCTG inventory levels early next year. Lastly, we expect stronger shipments of line pipe, which historically has followed stronger consumption of oil country tubular goods."

NS Group is scheduled to host a conference call and simultaneous web cast on Friday, July 20, 2001 at 10:00 a.m. Eastern Time. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. The Company's tubular products are used in the drilling and exploration as well as the transmission of oil and natural gas. The Company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. NS Group, Inc. is headquartered in Newport, Kentucky. To learn more about NS Group log on to www.nsgrouponline.com.
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                               ##################

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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
                                                           NS Group, Inc.
                                                      Summarized Financial Data
                        (In thousands, except per share amounts, tons shipped, selling price and rig count)
                                                             (Unaudited)
                                                                     Three Months Ended                 Six Months Ended
                                                           -------------------------------------     -----------------------
                                                             June 30     March 31       June 30       June 30,
                                                              2001         2001           2000         2001           2000
                                                           ---------     ---------     ---------     ---------     ---------

Net sales                                                  $ 102,727     $  82,114     $  96,655     $ 184,841     $ 186,931
Cost of products sold                                         87,268        74,717        95,675       161,985       186,552
                                                           ---------     ---------     ---------     ---------     ---------
        Gross profit (loss)                                   15,459         7,397           980        22,856           379
Selling, general and administrative expenses                   5,476         5,625         5,304        11,101        10,870
Restructuring charges                                              -        55,585             -        55,585             -
                                                           ---------     ---------     ---------     ---------     ---------
        Operating income (loss) (a)                            9,983       (53,813)       (4,324)      (43,830)      (10,491)
Other income (expense)
   Investment income                                           1,286           838           571         2,124           627
   Interest expense                                           (2,580)       (2,522)       (2,910)       (5,102)       (5,825)
   Other, net                                                    206         1,099         1,835         1,305         2,165
                                                           ---------     ---------     ---------     ---------     ---------
        Income (loss) from continuing operations before
                income taxes and extraordinary items           8,895       (54,398)       (4,828)      (45,503)      (13,524)
Provision (benefit) for income taxes                               -             -          (251)            -          (410)
                                                           ---------     ---------     ---------     ---------     ---------
        Income (loss) from continuing operations before
                extraordinary items                            8,895       (54,398)       (4,577)      (45,503)      (13,114)
Income from discontinued operations,
   net of income taxes                                             -             -           460             -           766
                                                           ---------     ---------     ---------     ---------     ---------
        Income (loss) before extraordinary items               8,895       (54,398)       (4,117)      (45,503)      (12,348)
Extraordinary items, net of income taxes                           -           (59)            -           (59)
                                                           ---------     ---------     ---------     ---------     ---------
        Net income (loss) (a)                              $   8,895     $ (54,457)    $  (4,117)    $ (45,562)    $ (12,348)
                                                           =========     =========     =========     =========     =========

Per common share - diluted
        Income (loss) from continuing operations           $    0.41     $   (2.60)    $   (0.21)    $   (2.17)    $   (0.61)
        Income from discontinued operations,
              net of income taxes                                  -             -          0.02             -          0.04
        Extraordinary items, net of income taxes                   -             -             -             -             -
                                                           ---------     ---------     ---------     ---------     ---------
        Net income (loss) (a)                              $    0.41     $   (2.60)    $   (0.19)    $   (2.17)    $   (0.57)
                                                           =========     =========     =========     =========     =========

Weighted average shares outstanding
        Basic                                                 20,994        20,948        21,632        20,971        21,574
        Diluted                                               21,689        20,948        21,632        20,971        21,574

EBITDA (b)                                                 $  13,057     $   8,910     $   3,779     $  21,967     $   3,966

Product shipments (tons):
     Energy products - welded                                 95,900        74,200       110,200       170,100       215,900
     Energy products - seamless                               57,000        45,000        41,700       102,000        79,200
     Industrial products - SBQ                                 9,900        14,000        33,900        23,900        76,300

Average selling price per ton:
     Energy products - welded                              $     490     $     498     $     440     $     493     $     428
     Energy products - seamless                                  899           871           802           886           779
     Industrial products - SBQ                                   390           428           417           412           415

Average rig count                                              1,239         1,139           848         1,189           809


(a) Total restructuring charges of $56.2 million, or $2.68 per share, were recorded in the quarter ended March 31, 2001. Excluding these charges, operating income, net income and earnings per diluted share for the quarter ended March 31, 2001 would have been $2.4 million, $1.7 million and $0.08, respectively. For the six month period ended June 30, 2001, operating income, net income and earnings per diluted share would have been $12.4 million, $10.7 million and $0.49, respectively, before the restructuring charges.

(b) Represents earnings (loss) before net interest expense, taxes, depreciation, amortization and restructuring charges and is calculated as income (loss) from continuing operations plus net interest expense, taxes, depreciation, amortization and restructuring charges.

Note: Reclassifications have been made to certain prior period amounts to conform with the current period's presentation for freight costs.